Exhibit 99.1

Buffalo Wild Wings, Inc. Announces Second Quarter 2008 Results

– Same-store sales increases of 8.3% at company-owned and 4.5% at franchised restaurants –

– Earnings per diluted share increase of 41% to $0.31 –

MINNEAPOLIS--(BUSINESS WIRE)--Buffalo Wild Wings, Inc. (Nasdaq: BWLD), announced today financial results for the second quarter ended June 29, 2008. Highlights for the second quarter versus the same period a year ago were:

  Total revenue increased 28.8% to $97.9 million
  Company-owned restaurant sales grew 29.5% to $87.5 million
  Same-store sales increased 8.3% at company-owned restaurants and 4.5% at franchised restaurants
  Net earnings increased 46% to $5.6 million from $3.8 million, and earnings per diluted share increased 41% to $0.31 from $0.22

Sally Smith, President and Chief Executive Officer, commented, “Buffalo Wild Wings just completed an outstanding quarter. Our same-store sales are industry-leading, with increases at our company-owned restaurants of 8.3% and our franchised locations of 4.5%. Equally impressive is the strength of our new restaurant openings, which have propelled our average weekly sales 10.7% higher at company-owned and 5.4% higher at franchised restaurants for the quarter. Our top-line increase of nearly 29% leveraged to a 46% increase in net earnings.”

Total revenue increased 28.8% to $97.9 million in the second quarter compared to $76.0 million in the second quarter of 2007. Company-owned restaurant sales for the quarter increased 29.5% to $87.5 million driven by a company-owned same-store sales increase of 8.3% and 24 more company-owned restaurants in operation at the end of second quarter 2008 relative to the same period in 2007. Franchise royalties and fees increased 22.9% to $10.4 million versus $8.5 million in the prior year. This increase was due to a franchised same-store sales increase of 4.5% and 45 more franchised restaurants at the end of the period versus a year ago.

Average weekly sales for company-owned restaurants were $40,572 for the second quarter of 2008 compared to $36,655 for the same quarter last year, a 10.7% increase. Franchised restaurants averaged $46,390 for the period versus $43,998 in the second quarter a year ago, a 5.4% increase.

For the second quarter, net earnings increased 46% to $5.6 million versus $3.8 million in the prior year. Earnings per diluted share were $0.31, as compared to second quarter 2007 earnings per diluted share of $0.22.

2008 Outlook

Ms. Smith concluded, “Same-store sales continue to be strong in July, with increases of over 6% at company-owned and over 2% at franchised restaurants. We are in final preparation for the start of football season, with a redesigned menu rolling throughout the system this week, our HDTV and remodel projects nearing completion, our media and local marketing plans set, and our operations team trained and energized. We expect the purchase of our nine Las Vegas franchised locations to close in late September. With the momentum continuing from the first half of the year, we are confident in our ability to achieve our 15% unit growth, 20% revenue growth, and 25% net earnings growth targets for 2008.”

Buffalo Wild Wings will be hosting a conference call today, July 29, 2008 at 4:00 p.m. Central Daylight Time to discuss these results. There will be a simultaneous webcast conducted at our website http://www.buffalowildwings.com.

A replay of the call will be available until August 5, 2008. To access this replay, please dial 1.303.590.3030, password 3900883.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is a growing owner, operator and franchisor of restaurants featuring a variety of boldly-flavored, made-to-order menu items including Buffalo-style chicken wings spun in one of 14 signature sauces. Buffalo Wild Wings is an inviting neighborhood destination with widespread appeal and is the recipient of dozens of “Best Wings” and “Best Sports Bar” awards from across the country. There are currently 521 Buffalo Wild Wings locations across 37 states.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our projected unit, revenue and earnings growth rates, future financial performance, and the timing of closing the Las Vegas transaction, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of locations opening in the future, the sales at these and our other company-owned and franchised locations, the date acquisitions are closed, our ability to successfully operate in new markets, the cost of commodities, the success of our marketing and other initiatives, our ability to control restaurant labor and other restaurant operating costs, the financial impact of the Las Vegas transaction, economic conditions, competition, the impact of applicable regulations, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollar and share amounts in thousands except per share data)
(unaudited)

	Three months ended		Six months ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007
Revenue:
Restaurant sales	$87,462	67,535	174,358	138,594
Franchise royalties and fees	10,406	8,464	20,772	17,307

Total revenue	97,868	75,999	195,130	155,901

Costs and expenses:
Restaurant operating costs:
Cost of sales	26,248	20,591	52,663	42,649
Labor	27,020	21,050	52,878	42,157
Operating	13,857	10,729	27,132	22,201
Occupancy	5,902	4,892	11,599	9,610
Depreciation	5,510	4,028	10,749	7,920
General and administrative (1)	9,047	8,538	18,388	17,155
Preopening	1,758	987	2,943	1,305
Loss on asset disposals and impairment	385	153	1,138	232

Total costs and expenses	89,727	70,968	177,490	143,229

Income from operations	8,141	5,031	17,640	12,672
Interest income	400	755	832	1,455

Earnings before income taxes	8,541	5,786	18,472	14,127
Income tax expense	2,926	1,945	6,332	4,745

Net earnings	$5,615	3,841	12,140	9,382

Earnings per common share – basic	$0.32	0.22	0.68	0.54
Earnings per common share – diluted	0.31	0.22	0.68	0.53
Weighted average shares outstanding – basic	17,810	17,560	17,788	17,504
Weighted average shares outstanding – diluted	17,906	17,744	17,893	17,716

(1) Includes stock-based compensation of $904, $1,065, $1,924, and $2,332, respectively

The following table expresses results of operations as a percentage of total revenue for the periods presented, except for restaurant operating costs which are expressed as a percentage of restaurant sales:

	Three months ended		Six months ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007
Revenue:
Restaurant sales	89.4%	88.9%	89.4%	88.9%
Franchising royalties and fees	10.6	11.1	10.6	11.1

Total revenue	100.0	100.0	100.0	100.0

Costs and expenses:
Restaurant operating costs:
Cost of sales	30.0	30.5	30.2	30.8
Labor	30.9	31.2	30.3	30.4
Operating	15.8	15.9	15.6	16.0
Occupancy	6.7	7.2	6.7	6.9
Depreciation	5.6	5.3	5.5	5.1
General and administrative	9.2	11.2	9.4	11.0
Preopening	1.8	1.3	1.5	0.8
Loss on asset disposals and impairment	0.4	0.2	0.6	0.1

Total costs and expenses	91.7	93.4	91.0	91.9

Income from operations	8.3	6.6	9.0	8.1
Interest income	0.4	1.0	0.4	0.9

Earnings before income taxes	8.7	7.6	9.5	9.1
Income tax expense	3.0	2.6	3.2	3.0

Net earnings	5.7	5.1	6.2	6.0

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except share data)
(unaudited)

	June 29,	December 30,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$8,678	1,521
Marketable securities	65,279	66,513
Accounts receivable – franchisees, net of allowance of $25	842	885
Accounts receivable – other	6,045	6,976
Inventory	2,517	2,362
Prepaid expenses	1,962	3,060
Refundable income tax	1,228	1,886
Deferred income taxes	2,046	1,303

Total current assets	88,597	84,506

Property and equipment, net	121,309	102,742
Restricted cash	6,764	7,161
Other assets	2,399	2,320
Goodwill	369	369

Total assets	$219,438	197,098

Liabilities and Stockholders’ Equity
Current liabilities:
Unearned franchise fees	$2,405	2,316
Accounts payable	16,879	10,692
Accrued compensation and benefits	11,139	12,615
Accrued expenses	5,618	6,207
Current portion of deferred lease credits	319	660

Total current liabilities	36,360	32,490

Long-term liabilities:
Other liabilities	1,068	1,031
Marketing fund payables	6,764	7,161
Deferred income taxes	5,295	2,166
Deferred lease credits, net of current portion	13,247	12,585

Total liabilities	62,734	55,433

Commitments and contingencies
Stockholders’ equity:
Undesignated stock, 1,000,000 shares authorized; none issued	—	—
Common stock, no par value. Authorized 20,200,000 shares; issued and outstanding 18,265,464 and 17,933,497 respectively	83,724	80,825
Retained earnings	72,980	60,840

Total stockholders’ equity	156,704	141,665

Total liabilities and stockholders’ equity	$219,438	197,098

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)
(unaudited)

	Six months ended
	June 29,	July 1,
	2008	2007
Cash flows from operating activities:
Net earnings	$12,140	9,382
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation	10,749	7,920
Amortization	36	(43)
Loss on asset disposals and impairment	1,138	232
Deferred lease credits	1,113	391
Deferred income taxes	2,386	(952)
Stock-based compensation	1,924	2,332
Excess tax benefit from the exercise of stock options	(302)	(720)
Change in operating assets and liabilities:
Trading securities	(76)	(210)
Accounts receivable	182	(392)
Inventory	(155)	(185)
Prepaid expenses	1,098	(419)
Other assets	(79)	(32)
Unearned franchise fees	89	17
Accounts payable	376	217
Refundable income tax	960	(1,073)
Accrued expenses	(928)	1,176

Net cash provided by operating activities	30,651	17,641

Cash flows from investing activities:
Acquisition of property and equipment	(24,643)	(11,769)
Purchase of marketable securities	(68,578)	(93,339)
Proceeds of marketable securities	69,852	81,916

Net cash used in investing activities	(23,369)	(23,192)

Cash flows from financing activities:
Issuance of common stock	562	860
Tax payments for restricted stock	(989)	(1,183)
Excess tax benefit from the exercise of stock options	302	720

Net cash provided by (used in) financing activities	(125)	397

Net increase (decrease) in cash and cash equivalents	7,157	(5,154)

Cash and cash equivalents at beginning of period	1,521	11,756

Cash and cash equivalents at end of period	$8,678	6,602

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
Supplemental Information

Restaurant Count
Company-owned Restaurants:

	Q1	Q2	Q3	Q4
2008	165	169
2007	140	145	148	161
2006	124	129	134	139
2005	106	110	116	122
2004	88	92	97	103
Franchised Restaurants:

	Q1	Q2	Q3	Q4
2008	340	346
2007	299	301	313	332
2006	260	270	278	290
2005	212	224	234	248
2004	168	175	189	203
Same-Store Sales
Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2008	4.1%	8.3%
2007	8.7%	8.1%	8.3%	3.4%	6.9%
2006	7.7%	8.2%	11.8%	13.2%	10.4%
2005	6.1%	2.7%	1.8%	2.5%	3.2%
2004	11.1%	10.6%	9.9%	7.6%	9.7%
Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2008	2.1%	4.5%
2007	3.3%	4.0%	5.9%	2.3%	3.9%
2006	6.7%	4.7%	6.4%	6.5%	6.1%
2005	3.2%	1.8%	1.1%	2.6%	2.2%
2004	12.0%	10.4%	5.7%	3.7%	7.6%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
Supplemental Information

Average Weekly Sales Volumes

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2008	$41,438	40,572
2007	39,254	36,655	38,498	40,485	38,757
2006	35,857	33,660	35,380	38,800	36,033
2005	33,195	30,531	31,361	33,953	32,304
2004	32,289	30,248	30,983	33,038	31,663
Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2008	$47,812	46,390
2007	46,439	43,998	45,879	47,293	45,901
2006	44,342	42,338	42,963	46,008	43,975
2005	41,309	39,824	40,149	42,533	40,999
2004	39,678	38,072	38,727	40,926	39,402

CONTACT:
Buffalo Wild Wings, Inc.
Investor Relations Contact:
Mary Twinem, 952-253-0731
or
Sally Smith, 952-253-0731
President and CEO